Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BNC Bancorp

Thomasville, North Carolina

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Form S-3 Registration Statement of BNC Bancorp of our report dated March 14, 2008, with respect to the consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which report is included in the December 31, 2007 Annual Report on Form 10-K of BNC Bancorp, and we consent to the reference to our firm under the heading “Experts” in this Form S-3.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina

May 2, 2008